Exhibit 15.1
[Letterhead of PricewaterhouseCoopers LLP]
September 20, 2005
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Commissioners:
We are aware that our report dated June 21, 2005 on our review of interim financial information of The Goldman Sachs Group, Inc. for the three and six-month periods ended May 27, 2005 and included in the Company’s quarterly report on Form 10-Q for the quarter ended May 27, 2005, and our report dated March 22, 2005 on our review of interim financial information of The Goldman Sachs Group, Inc. for the three-month period ended February 25, 2005 and included in the Company’s quarterly report on Form 10-Q for the quarter ended February 25, 2005, are incorporated by reference in its Registration Statement dated September 20, 2005.
Very truly yours,
/s/ PricewaterhouseCoopers LLP